Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Noranda Aluminum Holding Corporation of our report dated February 18, 2009 relating to the 2008 and 2007 financial statements of Gramercy Alumina LLC appearing in the Annual Report on Form 10-K of Noranda Aluminum Holding Corporation for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

May 17, 2010